Exhibit 3.5.4

CERTIFICATE OF MERGER

OF

XCOM TECHNOLOGIES, INC.

INTO

LEVEL 3 COMMUNICATIONS, LLC

Pursuant to Sec. 18-209 of the Delaware Limited Liability Company Act, the undersigned surviving limited liability company submits the following Certificate of Merger for filing and certifies that:

1.	The name and jurisdiction of formation or organization of the limited liability company or other business entity which are to merger are:

Name	Jurisdiction
Level 3 Communications, LLC	Delaware
XCOM Technologies, Inc.	Delaware

2.	An agreement of merger has been approved and executed by the domestic limited liability company and the other business entity which are to merge.

3.	The name of the surviving limited liability company is: Level 3 Communications, LLC.

4.	The agreement of merger is on file at a place of business of the surviving limited liability company which is located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

5.	A copy of the agreement of merger will be furnished by the surviving limited liability company, on request and without cost, to any member of any domestic limited liability company or any person holding an interest in the other business entity which is to merge.

IN WITNESS WHEREOF, this Certificate of Merger has been duly executed as of the 14th day of December, 1999, and is being filed in accordance with Sec. 18-209 of the Act by an authorized person of the surviving limited liability company in the merger.

LEVEL 3 COMMUNICATIONS, LLC

By:	/s/ Neil J. Eckstein
	Name:	Neil J. Eckstein
	Title:	Vice President and Assistant Secretary